Exhibit 10.6

COST PLUS, INC.

AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT SEVERANCE AGREEMENT

This amendment (the “Amendment”) is made by and between Laura M. Sites-Reynolds (“Executive”) and Cost Plus, Inc. (the “Company”, and together with Executive, the “Parties”) on June 24, 2010.

WHEREAS, the Parties entered into an Amended and Restated Employment Severance Agreement dated April 1, 2009 (the “Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the Parties agree that the Agreement is hereby amended as follows:

1. Severance upon Termination Apart from a Change of Control. Section 3(a)(i) of the Agreement will be amended and restated as follows:

“continued payments of the Executive’s Base Compensation, less applicable withholding and payable in accordance with the Company’s normal payroll practices for twelve (12) months from the Termination Date;”

2. Severance upon Termination in Connection with a Change of Control. Section 3(b)(i) of the Agreement will be amended and restated as follows:

“a lump sum amount equal to one and a half (1.5) times the sum of the Executive’s annual Base Compensation and target fiscal year bonus under the Company’s Management Incentive Plan in effect for the fiscal year in which the Termination Date occurs, less applicable withholding and payable within thirty (30) days after the Termination Date;”

3. Benefits upon Termination in Connection with a Change of Control. Section 3(b)(iii) of the Agreement will be amended and restated as follows:

“provided (A) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code, and (B) the Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA, the Company will reimburse the COBRA premiums for continued health (i.e., medical, dental and vision) coverage for the Executive and the Executive’s eligible dependents for eighteen (18) months or, if earlier, until Executive is eligible to be covered under another medical insurance plan by a subsequent employer.”

4. Term and Termination. Section 10 of the Agreement will be amended and restated as follows:

“Term and Termination. This Agreement shall terminate on June 15, 2012; provided, however, in the event of a Change of Control that occurs during the one (1) year period preceding June 15, 2012, the term of this Agreement will extend through the one (1)-year anniversary of such Change of Control. Notwithstanding the foregoing, if the Executive becomes entitled to benefits pursuant to Section 3(a) or 3(b) of this Agreement, this Agreement will not terminate until, but will terminate at, such time that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.”

5. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

6. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

7. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

8. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COST PLUS, INC.	EXECUTIVE

/s/ Joan S. Fujii	/s/ Laura M. Sites-Reynolds
Signature	Signature

Joan S. Fujii	Laura M. Sites-Reynolds
Print Name	Print Name

Executive Vice President, Human Resources
Title